EXHIBIT 10.4

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                                                           Appendix B





                              AVON PRODUCTS, INC.

                        1997 Long Term Incentive Plan



I.    INTRODUCTION

     1.1   Purpose    The purpose of this Plan is to provide additional
incentives for officers and key employees of the Company to operate and manage the Company's business in a manner that will achieve long-term growth and profitability and to provide a means of recruiting and retaining such officers and key employees.

     1.2   Relationship to 1993 Stock Incentive Plan    This Plan is
subject to the Avon Products, Inc. 1993 Stock Incentive Plan which has been approved by the Company's shareholders. Accordingly, this Plan shall be deemed a "Stock Incentive Program" as defined therein and shall be subject to the terms and conditions of the 1993 Stock Incentive Plan. In the event of any conflict, the terms and conditions of the 1993 Stock Incentive Plan shall govern.

     1.3   General Description    This Plan provides for the grant to
eligible Participants of two forms of incentive awards with respect to a performance period covering the three years 1997 - 1999, namely Performance Units and Stock Options. While Performance Units will consist of potential cash incentives, both types of awards shall be considered as "Stock Incentives" eligible for grants under the 1993 Stock Incentive Plan. The Plan also provides for the grant of shares of Restricted Stock Awards as set forth in Part V hereof.

     1.4   Definitions    Capitalized words and phrases in this Plan
shall have the same meaning as the definitions set forth in the 1993 Stock Incentive Plan, to the extent that they are defined therein, except as otherwise indicated. Definitions used in this Plan shall have the meanings set forth below:

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     "Committee" means the Compensation Committee of the Board of
Directors, each member of which is an "outside director", within the meaning of Section 162(m) of the 1986 Internal Revenue Code.

     "Performance Period" means the period of three consecutive calendar years commencing with the year 1997.

     "Plan" means the Avon Products, Inc. 1997 Long Term Incentive
Plan.

     "Senior Officers" means those Company Executive Officers who are subject to Section 16 of the Exchange Act and all other officers who report to the Company's Chief Executive Officer.


II.    PARTICIPATION

     2.1   General Rule    The Committee shall determine the levels and
categories of officers and key employees of the Company and its Subsidiaries who shall be Participants in the Plan. The initial grant of Plan awards shall be made during the first 90 days of the first year of the Performance Period.

     2.2   Participants Not Eligible at Time of Initial Grant    If an
employee becomes eligible for Participation subsequent to the date of initial grant, he or she may become a Participant at such later date, with awards to such a Participant to be subject to the terms set forth below.


III.   PERFORMANCE UNIT AWARDS

     3.1   Performance Objectives    Performance Units will realize a
cash payout value following the end of the Performance Period, only to the extent applicable Performance Objectives have been attained for such period. Performance Objectives applicable to Performance Units awarded to Global Participants, i.e. participants who are not principally members of management of an Operating Business Unit ("OBU") or Country, shall solely be the Cumulative EPS Objectives described below. With respect to Participants who are principally members of management of an OBU or Country, 60% of their awarded units shall be subject to the Cumulative EPS Objectives and 40% subject to their applicable Non-EPS Performance Objectives, as described below.

     Appropriate adjustments in Performance Objectives may be made with respect to the Performance Units of Participants who during the course of the Performance Period transfer between OBU's or Countries or have their status changed to or from that of a Global Participant to reflect for the balance of the Period the Performance Objectives associated with each Participant's new status or location. At the discretion of the Committee, however, a Participant's compensation payable pursuant to this Article III may be reduced to the amount otherwise payable solely based on the Performance Objectives applicable to such Participant as of the time of his or her initial grant of Performance Units.

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     3.2   Definitions for Performance Award Units    Terms applicable
to Performance Unit awards shall have the meanings set forth below:

     a. "Base Grant Value" means the target cash value of each Performance Unit which shall be $100.

     b. "Ultimate Payment Value" means the cash value of each Performance Unit, which shall be determined by the Committee following the end of the Performance Period. Such value may be as high as $200 if the Maximum Growth Rate has been attained, or zero if the Threshold Growth Rate has not been attained.

     c. "Earnings Per Share" means the fully diluted earnings per share of Stock calculated on the weighted average number of shares outstanding as reported in the Company's Annual Report based on consolidated net income (before extraordinary items and income taxes related thereto) of the Company, as determined by the Company's independent public accountants. Such determination and report shall be made as of the end of the Performance Period with respect to such Period and the applicable Base Year in conformity with generally accepted accounting principles consistently applied.

     d. "Cumulative EPS" means the aggregate total Earnings Per Share for the entire Performance Period.

     e. "Target EPS Objective" means the Cumulative EPS established by the Committee for the Performance Period which, if exactly attained, shall result in an Ultimate Payment Value of $100 per Performance Unit.

     f. "Maximum EPS Objective" means the Cumulative EPS established by the Committee for the Performance Period which, if attained or exceeded, shall result in an Ultimate Payment Value of $200 per Performance Unit.

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     g.  "Threshold EPS Objective" means the Cumulative EPS
          established by the Committee for the Performance Period which, if exactly attained, shall result in an Ultimate Payment Value of $50 per Performance Unit and, if not attained, shall result in an Ultimate Payment Value of zero for all Performance Units.

     h. "Cumulative Operating Profit" means the aggregate total operating profit achieved for the entire Performance Period of a designated OBU or Country business unit.

     i. "Cumulative Pretax Contribution" means the aggregate total pretax contribution to the Company achieved for the entire Performance Period by a designated Country business unit.

     j. "Non-EPS Performance Objectives" means the Cumulative Operating Profit or Cumulative Pretax Contribution objectives, as established by the Committee, which are applicable to that portion of a Participant's Performance Units whose value will be determined by the degree to which such objectives have been achieved. The value of such units will be zero, however, if the Threshold EPS Objective has not been achieved.
     k. "Target Non-EPS Performance Objectives" means the level of Cumulative Operating Profit or Cumulative Pretax Contribution, whichever is applicable, as established by the Committee, which, if exactly attained, shall result in an Ultimate Payment Value of $100 for each Performance Unit whose value is to be determined by Non-EPS Performance Objectives.

     l. "Maximum Non-EPS Performance Objectives" means the level of Cumulative Operating Profit or Cumulative Pretax Contribution, whichever is applicable, as established by the Committee, which, if attained or exceeded, shall result in an Ultimate Payment Value of $200 for each Performance Unit whose value is to be determined by Non-EPS Performance Objectives.

     m. "Threshold Non-EPS Performance Objectives" means the level of Cumulative Operating Profit or Cumulative Pretax Contribution, whichever is applicable, as established by the Committee which, if exactly attained, shall result in an Ultimate Payment Value of $50 for each Performance Unit whose value is to be determined by Non-EPS Performance Objectives.

     n. "Proration Tables" mean the tables established by the Committee which shall determine the Ultimate Values of Performance Units where the applicable performance attained exceeds its Threshold Objective but is less than its Maximum Objective (and is not exactly at Target).

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     All of the foregoing Performance Objectives and Proration Tables shall be established by the Committee during the first 90 days of the Performance Period.

     3.3    Grants of Performance Units    The Committee shall
authorize grants of Performance Units to Participants and establish the Performance Objectives to be applied for such units, including the Target, Maximum and Threshold levels of all relevant objectives and their Proration Tables. The Committee shall approve (a) all specific grants of Performance Units to Senior Officers and (b) an aggregate number of Performance Units to be granted other Participants, which shall be allocated by the Company's Chief Executive Officer.

     The number of Performance Units to be initially granted a Participant shall be determined as follows: (a) an annualized cash target amount shall be established, (b) such cash target amount shall be divided by the Base Grant Value of $100 and (c) the resulting number shall be multiplied by the number of years in the Performance Period (three).

     When a Participant is promoted to a higher level position, supplemental grants of Performance Units shall be awarded to such Participant determined by the amount of base salary increase attributable to the promotion and the same cash target percentage used in calculating his or her prior initial grant. The Committee reserves the right, however, to decline to grant such supplemental Performance Units. At any time during the Performance Period, grants of Performance Units may be made, at the Committee's sole discretion, to employees hired subsequent to the initial grant date or who otherwise have subsequently become eligible for Participation. All Performance Units granted subsequent to the initial grant date shall take into account the shorter period of time remaining between the date of the grant and the end of the Performance Period. If, for example, a grant was made effective as of the first day of the second year of the Performance Period, the cash target amount referred to in the preceding paragraph would be multiplied by two rather than three.

     In no event, however, may the total cash value for aggregate
Performance Units awarded to any one Participant exceed $6,000,000. All Performance Units, regardless of when granted, shall be subject to the same performance criteria in determining Ultimate Payment Value, including the relevant three-year Performance Objectives.

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     3.4   Value Determination and Payment    The Ultimate Payment
Value(s) of all Performance Units shall be determined by the Committee as soon as practicable after the end of the Performance Period and its review of a report concerning actual Cumulative EPS for the period submitted to the Committee by the Company's independent public accountants, and the Cumulative Operating Profit and Cumulative Pretax Contribution totals submitted by the Company's Chief Financial Officer. The Ultimate Payment Value initially so determined for Performance Units shall be increased by 10% if an Avon Value Added ("AVA") growth objective for the Performance Period has been attained or exceeded.
Such AVA "kicker" objective shall be established by the Committee during the first 90 days of the Performance Period.

     Payment to a Participant shall be made in a single sum in cash equal to the applicable Ultimate Payment Value(s), adjusted by any AVA kicker, multiplied by his or her total Performance Units and reduced by applicable tax withholding. Such payments shall be made as soon as practicable after the Committee determines such Ultimate Payment Value(s).

     3.5   Termination of Employment During Performance Period    If
prior to the end of the Performance Period but after completion of the period's first calendar year, a Participant (a) dies while employed by the Company, (b) retires under the terms of a Company retirement plan or
(c) is involuntarily terminated by the Company, other than for cause, such Participant shall remain entitled to a portion of the Performance Units granted to him or her. Such portion shall be the Participant's total number of Performance Units multiplied by a fraction, the numerator of which is the number of months in which such Participant was actively employed during the Participant's Performance Period (including the month during which employment terminated) and the denominator of which is 36 or, if fewer, the number of months from the effective date of the grant of the Participant's Performance Units to the end of the Performance Period (applicable in the case of grants first made after the initial grant).

     Except as provided below, no payment can be made for such retained Performance Units prior to the time the Committee has determined the Ultimate Payment Value(s) assigned to all Performance Units. To the extent applicable, if a Threshold Objective has not been attained, no payment would be made for any Performance Units subject to such Threshold Objective.

     At the discretion of the Committee, however, a payment may be made on behalf of a deceased Participant prior to the end of the Performance Period based on the above described proration formula and a Base Grant Value. Any payment made with respect to a Participant who has died shall be paid to the beneficiary designated by the Participant to receive the proceeds of any group life insurance coverage provided for the Participant by the Company. A Participant who has not designated such beneficiary, or who desires to designate a different beneficiary, may file with the Company a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Participant. If no designation of beneficiary has been made under such life insurance coverage or filed with the Company, distribution shall be made to the Participant's spouse, if surviving, and if not, to the Participant's estate.

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     No payment will be due any Participant who voluntarily terminates employment or whose employment has been involuntarily terminated by the Company for "cause" prior to the end of the Performance Period. Unless otherwise provided by an individual employment agreement, a Participant who is deemed terminated for cause pursuant to the terms of the applicable Company Severance Pay Plan, shall be deemed terminated for cause for purposes of this Plan. Except in the case of a "Change of Control" situation, any Participant who is terminated for any reason during the first year of the Performance Period is not entitled to any payment, provided that the Committee, at its discretion, may make a payment on behalf of a deceased Participant.

     No payment will be due any Participant who terminates employment and prior to the end of the Performance Period, without the written consent to the Company, (a) knowingly discloses confidential information concerning the Company, (b) accepts employment, or enters into a consulting arrangement with, another direct selling company that competes with the Company or (c) solicits any Company employees to leave to work for another employer.

     3.6   Change of Control    In the event that a Change of Control
should occur, payment will be made with respect to all Performance Units as soon as practicable. The amount to be paid per Performance Unit shall be the greater of the Base Grant Value ($100) or such higher Ultimate Payment Value up to $200 as may be established by the Committee in its discretion. In the event Change of Control occurs prior to the end of the first calendar year of the Performance Period, only Base Grant Value will be used.


IV.   STOCK OPTION GRANTS

     4.1   Initial Option Grants    Any Participant eligible to receive
an award of Performance Units at the time of initial grants for the Performance Period shall also receive a grant of Stock Options. Stock Options may also be granted to certain Participants who are not otherwise eligible to receive an award of performance units. Additional options may be granted to active Participants on the first and second anniversary dates of the initial grant or at such other times as the Committee may determine. The Committee shall approve (a) all specific grants of Stock Options to Senior Officers and (b) an aggregate number of Stock Options to be granted other Participants, which shall be allocated by the Company's Chief Executive Officer.

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     4.2   Supplemental Option Grants    Participants who are first
awarded Performance Units subsequent to the date of the initial grants may also receive a grant of Stock Options.

     4.3   Terms and Conditions    One-third of the shares covered by
each Stock Option grant under the Plan shall be exercisable one year following the date of grant with another one-third exercisable one year thereafter and the final one-third one year after that. The exercisability of Stock Options is not affected by the Plan's performance objectives affecting Performance Units. All other terms and conditions shall be set forth in a form of Stock Option Agreement. All Stock Options granted under this Plan shall be consistent with, and subject to, the terms and conditions of the 1993 Stock Incentive Plan.

     4.4   Elective Stock Options    Within 60 days of the initial
grant, a Participant may irrevocably elect, subject to the approval of the Committee, to exchange up to 50% of his or her initially granted Performance Units for additional "Elective Stock Options". Terms and conditions relating to the exchange of Performance Units for Elective Stock Options will be established by the Committee; the exercise terms for Elective Stock Options may be different than those for regular stock option grants under this Plan. In no event may any one Participant, however, receive stock options which, when aggregated with all of his or her other stock options and stock incentives awarded pursuant to the 1993 Plan, exceed 10% of the Maximum Plan Shares issuable under the 1993 Plan.


V.   RESTRICTED STOCK GRANTS

     At any time, and from time to time, during the Performance Period the Committee, at its discretion, may make grants of Restricted Stock to selected key employees. Such grants principally would be made for the purpose of attracting and retaining those individuals for whom such form of additional incentive compensation is deemed to be necessary and in the best interests of the Company. Such awards of Restricted Stock need

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not be affected by the terms and conditions of this Plan applicable to grants of Performance Units or Stock Options.

     The terms and conditions of any grant of Restricted Stock shall be set forth in a Stock Incentive Agreement executed by the employee and the Company. Such terms and conditions shall be consistent with the 1993 Stock Incentive Plan. Dividends on such shares, even though not vested, may, at the Committee's discretion, be paid out currently.


VI.   MISCELLANEOUS

     6.1 The Company, the Board of Directors, the Committee and the officers and other employees of the Company shall not be liable for any action taken in good faith in interpreting and administering the Plan.

     6.2 Pursuant to the provisions of the 1993 Stock Incentive Plan, the Company shall deduct from all cash payments and distributions under the Plan any taxes required to be withheld by federal, state, or local governments.

     6.3 The establishment of the Plan shall not be construed as conferring on any Participant any right to continued employment or employment in any position, and the employment of any Participant may be terminated by the Company or by the Participant without regard to the effect which such action might have upon him or her as a Participant in the Plan.

     6.4 No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant. No benefit or promise hereunder shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company's obligations under the Plan.

     6.5 The Committee at any time may terminate and in any respect amend or modify the Plan, so long as such amendment does not adversely affect the rights of any Participant with respect to Performance Units and Stock Options granted prior to such amendment. The Committee shall have the power to interpret the Plan and all interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties.

     6.6 The Plan shall be governed by and subject to the laws of the State of New York to the extent not preempted by federal law.


VII.   EFFECTIVE DATE

     This Plan is effective as of January 1, 1997, and its three-year Performance Period will commence with the Calendar Year 1997.